NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Chief Financial Officer	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, JUNE 1, 2006

GROUP 1 AUTOMOTIVE APPOINTS RANDY L. CALLISON AS SENIOR VICE PRESIDENT OF OPERATIONS AND CORPORATE
DEVELOPMENT

Company Raises Acquisitions Outlook to $500 million for 2006; Announces Disposition

HOUSTON, June 1, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the promotion of Randy L. Callison to senior vice president of operations and corporate development. Callison is being promoted to this key role following a nine-year stint working in corporate development, where he has been involved as a key member of the acquisition team and has been largely responsible for building Group 1’s dealership network. In his new role, Callison will oversee all operations and corporate development activity for the company. Under Group 1’s recently announced reorganization, the regional vice presidents will continue to report to Earl Hesterberg, Group 1’s president and chief executive officer, but Callison will coordinate their activities on a day-to-day basis.

“Combining corporate development and operations into one position allows us to tighten our management structure under the direction of a very seasoned and talented executive,” said Hesterberg. “Randy’s extensive experience in our business combined with his knowledge of our company makes him the ideal candidate for this important position.”

Before joining Group 1 in 1997, Callison, 52, served for a number of years as a general manager for a Nissan/Oldsmobile dealership and subsequently as chief financial officer for the Mossy Companies, a large Houston-based automotive retailer. He started his automotive career as a dealership controller after spending nine years with Arthur Andersen as a CPA in its audit practice, where his client list included Houston-area automotive dealerships.

Callison earned a bachelor of arts degree in accounting from Texas A&M University in 1976. In his new role, he will continue to report to Hesterberg.

Acquisition Update
Group 1 also announced a revision to its projected additions to annual revenues from acquisitions. The revised projection is $500 million in operating revenue. This is an increase of $200 million from the previously announced $300 million target.

Disposition Update
The company also announced the disposition of Maxwell Pontiac GMC in the Austin, Texas market. The dealership generated $29 million in revenue in 2005. In total for 2006, Group 1 has disposed of approximately $65 million in revenue against a target of $110 million.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 138 franchises, 32 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.